THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To   the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Monday, December 14, 1998 at 9:00 A.M. for the following purposes:

1.       To elect two Directors;

2 To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on November 2, 1998 will be entitled to notice of and to vote at said meeting.


         By Order of the Board of Directors.


         ELLIOT S. JAFFE
         Chairman of the Board


November 9, 1998


================================================================================

     NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 25, 1998.
================================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT

       This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's
Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 14, 1998, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 9, 1998. Proxies will be voted in accordance with the directions specified therein. Any proxy on which no direction is specified will be voted FOR election of the nominees for Director named herein.

         The Company had outstanding 22,786,445 shares of common stock on the record date of November 2, 1998. Each share is entitled to one vote.

         The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. Any proxy may be revoked by the shareholder at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company)


 INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR AND INCUMBENT DIRECTORS


         The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three year term of office and each class of Directors as nearly equal in the number of Directors as possible. Two Directors are to be elected at the 1998 Annual Meeting of Shareholders for three-year terms expiring at the 2001 Annual Meeting of Shareholders. The Board has nominated Elliot S. Jaffe and Burt Steinberg, whose terms of office as Director expire at the 1998 Annual Meeting of Shareholders. Certain information with respect to the nominees for election as a Director and incumbent Directors is set forth below.


Nominees for Election as Director

         Name of Director and Age                              Director Since
         Elliot S. Jaffe, 72.........................................1966
         Burt Steinberg, 53..........................................1983

         ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

         BURT STEINBERG, President and Chief Operating Officer of the Company since 1989, has been in charge of the Company's merchandising activities since 1982.

         It is intended that votes will be cast pursuant to proxies received for the election of Elliot S. Jaffe and Burt Steinberg for a term of three years and until their successors are duly elected and qualified.

Directors With Terms Expiring in 1999

         Name of Director and Age                              Director Since
         Edward D. Solomon, 67.........................................1990
         Klaus Eppler, 68..............................................1993


         EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

         KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He is also a director of Bed Bath & Beyond Inc.


Directors With Terms Expiring in 2000

         Name of Nominee and Age                               Director Since
         Roslyn S. Jaffe, 69.........................................1966
         Donald Jonas, 69............................................1989
         Mark S. Handler, 65.........................................1996


         ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, and they are the parents of David R. Jaffe and Elise Jaffe, executive officers of the Company.

         DONALD JONAS has been Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products, since 1987. Mr. Jonas is currently also the Chief Executive Officer of Lechters, Inc.

         MARK S. HANDLER was Co-Chairman and Co-Chief Executive Officer of R.H. Macy's, Inc. until 1993. Previously, he was President and Chief Operating Officer of R.H. Macy's, Inc.


Committees and Meetings of the Board of Directors

         The Company has a standing Audit and a standing Compensation and Stock Option Committee of the Board of Directors. Donald Jonas and Edward D. Solomon are the members of the Compensation Committee and Mark S. Handler and Edward D. Solomon are the members of the Audit Committee. The Company does not have a nominating committee. The responsibilities of the Audit Committee include reviewing with the Company's independent auditors the scope and results of the auditing engagements. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

         The Company's Board of Directors held three meetings, the Audit Committee held two meetings and the Compensation and Stock Option Committee held two meetings during the fiscal year ended July 25, 1998 ("fiscal 1998"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.

Compensation of Directors

         The Company pays its Directors, who were not also officers of the Company, a director's fee of $15,000 per year for services rendered as Director. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

         In fiscal 1998 and again during the current fiscal year, the Company granted each of its Directors, who were not also officers of the Company, options to purchase 10,000 shares of the Company's common stock at the fair market value of the stock on the date of grant. The options vest in three equal installments on the first, second and third anniversary from the option grant date.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The table below sets forth information regarding ownership of the common stock of the Company as of November 2, 1998 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                              Number of
                                                              Shares of
                                                            Common Stock
                                                            Beneficially           Percentage
Name of Shareholder:                                            Owned               of Class

Directors and Executive Officers:
Elliot S. Jaffe (1)...........................................3,932,976               17.03%
Roslyn S. Jaffe (2).............................................310,124                1.34%
Burt Steinberg (3)..............................................172,615                *
David R. Jaffe (4)...............................................45,500                *
Armand Correia (5)...............................................16,031                *
Eric Hawn (6)....................................................10,000                *
Edward D. Solomon (7).............................................4,333                *
Klaus Eppler (8)..................................................3,633                *
Mark S. Handler (9)...............................................3,583                *
Donald Jonas (10).................................................3,433                *
All Directors and Executive Officers as a group
 (consisting of 11 persons) (11)..............................4,465,318               19.34%

* Represents less than 1% of class

(1) Consists of 173,336 shares (0.75%) owned directly by Elliot S. Jaffe, 69,310 shares (0.30%) owned by The Jaffe Family Foundation, a New York not-for-profit corporation (the "Foundation"), 3,655,330 shares (15.83%) owned by the Jaffe Family Limited Partnership, a Connecticut limited partnership (the "Partnership"). Elliot S. Jaffe and Roslyn S. Jaffe share voting and investment power with respect to the shares owned by the Foundation and under the rules of the Securities and Exchange Commission (the "SEC") are deemed to be the beneficial owners of such shares. Both Elliot S. Jaffe and Roslyn S. Jaffe disclaim beneficial ownership of the shares owned by the Foundation. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Partnership and under the rules of the SEC is deemed to be the beneficial owner of such shares. His business address is 30 Dunnigan Drive, Suffern, New York 10901.

(2) Consists of 240,814 shares (1.04%) owned directly by Roslyn S. Jaffe and 69,310 shares (0.30%) owned by the Foundation. See Footnote (1) above.

(3) Consists of 2,615 shares owned directly by Mr. Steinberg and 303,000 shares covered by options exercisable within 60 days of November 2, 1998.

(4) Consists of 5,000 shares owned directly by Mr. Jaffe and 40,500 shares covered by options exercisable within 60 days of November 2, 1998.

(5) Consists of shares covered by options exercisable within 60 days of November 2, 1998.

(6) Consists of shares covered by options exercisable within 60 days of November 2, 1998.

(7) Consists of 1,000 shares owned directly by Mr. Solomon and 3,333 shares covered by options exercisable within 60 days of November 2, 1998.

(8) Consists of 300 shares owned directly by Mr. Eppler and 3,333 shares covered by options exercisable within 60 days of November 2, 1997.

(9) Consists of 250 shares owned directly by Mr. Handler and 3,333 shares covered by options exercisable within 60 days of November 2, 1998.

(10) Consists of 100 shares owned directly by Mr. Jonas and 3,333 shares covered by options exercisable within 60 days of November 2, 1998.

(11) Includes shares owned by the Partnership and the Foundation as well as 305,263 shares covered by options held by the executive officers exercisable within 60 days of November 2, 1998.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The following table sets forth certain information regarding the compensation earned by the Chief Executive Officer and the four other highest-paid executive officers of the Company for services rendered in fiscal 1998, 1997 and 1996.

                                                                                                   Long-Term
                                                                                                  Compensation
                                                                                                     Awards
                                                        Annual Compensation              Stock Options     All Other
Name and Principal Position          Year     Salary ($)     Bonus ($)      Other ($)          (#)      Compensation ($)
---------------------------           ----    ----------     ---------      ---------      ----------   ----------------
                                                  (1)            (2)                                            (3)
Elliot S. Jaffe                       1998      521,000         604,200         -----           -----          17,500
  Chairman of the Board and           1997      521,000         153,500         -----         100,000          17,500
     Chief Executive Officer          1996      521,000          51,666         -----           -----           -----

Burt Steinberg                        1998      350,000         170,000         -----           -----       68,517(4)
   President and Chief                1997      350,000         203,100         -----         200,000       69,263(4)
     Operating Officer                1996      350,000          36,750         -----           -----          15,878

David R. Jaffe                        1998      275,000          49,500         -----           -----       37,888(5)
   Executive Vice President           1997      225,000          47,500         -----         175,000       36,611(5)
                                      1996      148,000          15,417         -----           -----           8,525

Eric Hawn                             1998      215,000          38,700         -----           -----           9,000
   Senior Vice President              1997      200,000          46,000         -----          50,000           9,000
                                      1996      179,620          12,721     59,832(6)           -----          10,616

Armand Correia                        1998      195,000          37,800     15,000(6)           -----           8,538
   Senior Vice President and          1997      176,000          43,900     15,000(6)          92,555           7,920
     Chief Financial Officer          1996      160,186          16,688     15,000(6)           -----           8,507

(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

(2)      Includes bonuses paid under the Company's Management Incentive Plan.

(3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and associated insurance.

(4) Includes paid life insurance premiums of $50,657 in fiscal 1998 and $50,873 in fiscal 1997 paid pursuant to two "split dollar" agreements.

(5) Includes paid life insurance premiums of $27,200 in fiscal 1998 and $27,378 in fiscal 1997 pursuant to a "split dollar" agreement.

(6) Represents loan forgiveness arising out of contractual arrangements in connection with Mr. Hawn's and Mr. Correia's employment by the Company in 1986 and 1991, respectively. Mr. Correia's outstanding loan totals $15,000, while Mr. Hawn's loan was repaid.

         Burt  Steinberg  is  employed  by the  Company  pursuant  to a one-year
employment   agreement  expiring  August  1  which  contains  automatic  renewal provisions.

Compensation Committee's Report on Executive Compensation

         In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests and to encourage stock ownership by executive officers; and

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.


         Under the Company's Management Incentive Plan, officers of the Company, from the level below Assistant Vice President up through and including the Chairman and Chief Executive Officer, are entitled to bonuses up to a prescribed percentage of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals related to the performance of the officer's business unit and the individual performance of the officer. For fiscal 1998, the Management Incentive Plan was broadened to increase the number of covered executives and the maximum percentage of base salary senior executives can receive was reduced. In view of the record financial results for fiscal 1998, the Committee approved bonuses in addition to the amounts payable under the Management Incentive Plan of $500,000 for the Chairman and Chief Executive Officer and $100,000 for the President and Chief Operating Officer. The Committee also decided to increase the base salaries of the Chairman and the President to $650,000 and $450,000 per annum, respectively. The base salaries of these executives have not increased in three years, and the increases are intended to make their salaries more competitive. The Committee also approved the continuation of the Management Incentive Plan for fiscal 1999 with certain changes and approved the Company's merit increase program for executives for fiscal 1999.

         Stock options are usually granted on a three year cycle, so that an executive or key employee will ordinarily receive a new option when 3/5ths of the previously granted option has vested. Since executive officers were granted options by the Committee following the close of the 1996 fiscal year, no options have been granted to executive officers since the beginning of the 1998 fiscal year.


                    The Compensation and Stock Option Committee


                                Mr. Donald Jonas
                              Mr. Edward D. Solomon

Performance Graph

         The following graph illustrates, for the period from July 30, 1993 (the Base Year) through July 25, 1998, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite- 500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of five peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: - Catherines Stores, Cato, Charming Shoppes, Deb Shops and United Retail Group.

         The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.



                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 30, 1993 through July 25, 1998

The following chart represents data points on the performance graph which appears in the printed version of the proxy.

Cumulative Total Return

                               7/93    7/94     7/95     7/96     7/97     7/98

The Dress Barn Inc.             100      72       88       74      179      192
S&P 500                         100     105      133      155      235      281
S&P Specialty Apparel Index     100      97      104      106      135      110
Peer Group                      100      71       44       49       45       55

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                            Shares
                           Acquired                      Number of Unexercised         Value of Unexercised
                              on          Value                 Options                    In the Money
                           Exercise     Realized           at July 25, 1998                 Options(1)
                                                     ----------------------------        ------------------
    Name                      (#)          ($)         Exercisable   Unexercisable   Exercisable    Unexercisable
------------              ----------   -----------     -----------   -------------   -----------    -------------

Elliot S. Jaffe              117,500      2,073,335          ----         100,000      $   ----       $1,512,800
Burt Steinberg               213,000      4,834,656       120,000         200,000       1,530,000      3,557,200
David R. Jaffe                60,500      1,075,539         2,000         145,000          26,940      2,551,890
Eric Hawn                     14,000        227,920         2,000          24,000          26,940        363,840
Armand Correia                57,502        944,288            31          86,299             470      1,313,530

(1) Represents the difference between the closing market price of the Company's common stock at July 24, 1998 ($24.00 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.



                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS


         The Company leases five of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:

                                                                                                       Minimum
                                                                                                        Annual
                                                                                                      Rent Per
Store                                                                  Renewal          Square          Square
Location                                Expiration                     Options           Feet            Foot
--------------                          ----------                     -------  -        -----  -        ----
Branford, CT                         June 30, 2002             Until June 2012           5,000          $12.20
Norwalk, CT DB/DBW                  April 30, 2011        Until April 30, 2031          12,700          $11.22
Branford, CT DBW                     June 30, 2002             Until June 2012           4,100          $12.57
Mt. Kisco, NY                         July 31,2006             Until July 2011           4,500          $10.00
Danbury, CT                           June 30,2000             Until June 2015           8,000          $13.00


         Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 1998, the Company paid a total of $438,000 in rent under leases with the affiliated parties.

         The Company has entered into "split-dollar" insurance agreements with trusts established by each of Burt Steinberg and David R. Jaffe and their wives, pursuant to which the Company has agreed to pay, during the life of certain life insurance policies, a portion of the premiums on these policies which are on the joint lives of each of David R. Jaffe and his wife and Burt Steinberg and his wife, and which have fair values of $5 million and $2.5 million respectively (the "Insurance Policies"). The Company is obligated to continue to pay the premiums on the Insurance Policies until the earlier of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums, estimated to be approximately 9 years, or (b) the termination of the "split-dollar" agreements. These agreements terminate on the earliest of a number of events including (i) reimbursement to the Company of the premiums paid by it, (ii) the resignation or retirement of the executive or (iii) the death of the survivor of the executive and his spouse. The premiums are estimated to be approximately $52,000 in the case of Burt Steinberg, and $28,000 in the case of David R. Jaffe, annually. Under the "split-dollar" agreements, the premiums paid by the Company are to be returned no later than (a) the death of the survivor of the executive and his spouse and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums, and for the excess (if any) of the premiums paid by the Company over the cash surrender value of the Insurance Policies.


                        RECEIPT OF SHAREHOLDER PROPOSALS


         Any proposals of shareholders that are intended to be presented at the Company's 1999 Annual Meeting of Shareholders, which is expected to be held in December 1999, must be received at the Company's principal executive offices no later than July 12, 1999, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                  OTHER MATTERS


         Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

         Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

         Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

         It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. Such representative will be given the opportunity to address the meeting and will also be available to respond to questions.

          The Annual Report of the Company, including financial statements, for fiscal 1998 is included with this Proxy Statement.